Exhibit 99.1
For Immediate Release
April 19, 2007
Contact:
Hope Cochran
Clearwire
425-216-4735
Hope.Cochran@clearwire.com
CLEARWIRE ANNOUNCES FIRST QUARTER RESULTS WILL BE RELEASED MAY 8 WITH FIRST INVESTOR CONFERENCE CALL ON MAY 9
Clearwire Pre-Announces Record Subscriber Growth in First Quarter Resulting in More Than 250,000 Ending Broadband Subscribers
KIRKLAND, Wash. (April 19, 2007) - Clearwire Corporation (NASDAQ: CLWR), the world’s largest WiMAX class service provider, today announced that it will release first quarter 2007 results after the market close on May 8, with its first Investor Conference Call to follow at 10:00 AM Eastern on May 9.
In addition, Clearwire pre-announced record subscriber growth in the first quarter for 2007. The Company ended the quarter with approximately 258,000 total subscribers representing over a 25% increase from its yearend 2006 level of more than 206,000 subscribers. The sequential quarterly net subscriber additions of approximately 52,000 in the first quarter of 2007 exceeds the fourth quarter 2006 record of almost 44,000 net adds by over 18%, and represents an increase of 41% in a year over year comparison of first quarter 2007 to first quarter 2006 total net additions. Clearwire also stated that its consolidated subscriber churn was approximately 1.6% for the quarter.
Domestic subscriber additions powered Clearwire’s growth as it ended the first quarter with over 232,000 customers in the United States, representing an increase of 26% over its yearend 2006 subscriber tally of approximately 184,000 subscribers. The increase of 48,000 subscribers in the U.S. was also a Company record, exceeding the approximately

Exhibit 99.1
40,000 subscribers added in the fourth quarter. Domestic churn declined to approximately 1.5% in the first quarter.
About Clearwire
Clearwire, founded in October, 2003 by Craig McCaw, is a provider of reliable wireless high-speed Internet service. Headquartered in Kirkland, Washington, the Company launched its first market in August 2004 and now offers service in a number of markets across the United States covering approximately 8.9 million people as well as several markets in Europe covering almost 1.2 million people.
# # #